As filed with the Securities and Exchange Commission on March 20, 2003.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                 March 20, 2003


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


         Florida                      1-13666                  59-3305930
(State or other jurisdiction    (Commission file number)     (IRS employer
    of incorporation)                                      identification No.)



                 5900 Lake Ellenor Drive, Orlando, Florida 32809
                    (Address of principal executive offices)



                Registrant's telephone number, including area code:
                                 (407) 245-4000



                                 Not Applicable
           (Former name or former address, if changed since last report)

Item 5.           Other Events.
                  ------------

                  On March 20, 2003, the Company issued a news release entitled "Darden Restaurants Reports Third Quarter Diluted Earnings Per Share of 35 Cents," a copy of which is being filed herewith as
                  Exhibit 99.




Item 7.           Financial Statements and Exhibits.

                  (c) Exhibits.

                      Exhibit Number
                      (by reference to
                      Item 601 of
                      Regulation S-K)     Description

                           99 Press Release dated March 20, 2003 entitled "Darden Restaurants Reports Third Quarter Diluted Earnings Per Share of 35 Cents."

                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  March 20, 2003                  DARDEN RESTAURANTS, INC.



                                   By:  /s/ Paula J. Shives
                                        -----------------------------------
                                        Paula J. Shives
                                        Senior Vice President
                                        General Counsel and Secretary

                                INDEX TO EXHIBITS


Exhibit Number     Description of Exhibit


   99 Press Release dated March 20, 2003, entitled "Darden Restaurants Reports Third Quarter Diluted Earnings Per Share of 35 Cents."

                                                                      EXHIBIT 99
DARDEN RESTAURANTS
Red Lobster(R)Olive Garden(R)Bahama Breeze(R)Smokey Bones(R) www.darden.com

                                                          NEWS/INFORMATION
                                                         Corporate Relations
                                                         P.O. Box 593330
                                                         Orlando, FL  32859

                           Contacts:
                           (Analysts) Matthew Stroud         (407) 245-6458
                           (Media) Jim DeSimone              (407) 245-4567
FOR RELEASE
March 20, 2003
4:30 PM EST

                    DARDEN RESTAURANTS REPORTS THIRD QUARTER
                     DILUTED EARNINGS PER SHARE OF 35 CENTS

ORLANDO, FL., Mar. 20 - Darden Restaurants, Inc. today reported record quarterly sales of $1.18 billion for the fiscal third quarter ended February 23, 2003, and earnings per diluted share of 35 cents, a 3% decline from prior year.

"We are disappointed with our performance this quarter," said Joe Lee, Darden's Chairman and Chief Executive Officer. "We achieved strong sales and profit growth last year, and some of the actions we took to build on this performance, did not meet expectations. Unanticipated workers' compensation and public liability expenses and severe weather also adversely affected our performance. We are re-focusing the efforts of all of our companies on the keys to sustained long-term success - brilliance with the basics of operations, and brand building excellence. Our goals are to deliver delicious food and exceptional service to our guests in a warm and friendly atmosphere; this will reinforce their emotional connection to and trust in our terrific combination of proven and emerging brands. This is the path to once again create industry-leading shareholder value and achieve our goal of being the best in casual dining, now and for generations."

Highlights for the quarter ended February 23, 2003, included the following:

o Earnings after tax in the third quarter were $61.8 million, or 35 cents per diluted share, on sales of $1.18 billion. Last year, earnings after tax were $66.2 million, or 36 cents per diluted share, on sales of $1.12 billion.

o Total sales of $1.18 billion for the quarter represent a 5.1% increase over prior year, and establish a new third quarter record for Darden.

o Red Lobster reported its 21st consecutive quarter of same-restaurant sales growth with a 1.2% increase.

o Olive Garden reported its 34th consecutive quarter of same-restaurant sales growth with a 0.3% increase.

                                     -MORE-
                                       -2-

o Same-restaurant sales results for Red Lobster and Olive Garden would have been approximately two percentage points higher this quarter but were adversely affected by two factors - a shift in the Thanksgiving holiday, which was observed in Darden's fiscal third quarter this year but in the second quarter last year, and more severe winter weather than last year. Each factor impacted sales by approximately one percentage point.

o Earnings results were also negatively impacted by unanticipated worker's compensation and insurance costs, higher than expected utility expense, increased marketing expense in response to the challenging economic and competitive environment and higher incremental pre-opening expense versus prior year due to an increase in new restaurant openings.

o The Company continued its share repurchase program, buying back 1.7 million shares of its common stock in the quarter.


Operating Highlights

OLIVE GARDEN'S third quarter sales grew 5.7% from prior year to $505.4 million, driven primarily by its 28 net new restaurants in operation versus last year. Olive Garden achieved its 34th consecutive quarter of same-restaurant sales growth with a 0.3% increase on top of last year's 9.8% same-restaurant sales growth. Nine new restaurants with Olive Garden's Tuscan Farmhouse design were opened during the quarter. The company's sales, a third quarter record, combined with lower food and beverage expense and restaurant labor costs as a percent of sales, to more than offset increased restaurant and marketing expense to deliver record third quarter operating profit.

"We achieved solid growth in total sales and operating profit in a difficult environment," said Drew Madsen, President of Olive Garden. "Severe winter weather and a weak economy hindered our same restaurant sales growth, but our team stayed focused on delivering a great guest experience, brand building innovation and balanced cost management to produce strong financial results for the quarter. Our promise of providing a genuine Italian dining experience continues to resonate with our guests and differentiate us from our competitors."

RED LOBSTER'S third quarter sales of $620.6 million were a 2.3% increase from the prior year, driven by nine additional restaurants in operation versus prior year and a 1.2% increase in same-restaurant sales. The increase extended Red Lobster's string of comparable sales gains to 21 consecutive quarters. However, Red Lobster's total sales were lower than planned. As a result, restaurant labor costs, restaurant expenses, and selling, general and administrative expenses each increased as a percent of sales, leading to a decline in operating profit versus last year.

"We are disappointed with our performance this quarter," said Edna Morris, President of Red Lobster. "It was a challenging period with tough comparisons from prior year and many of our investments did not produce the results we anticipated. However, our crews continue to deliver outstanding food and hospitality to our guests and external measures show the dining experience continues to improve. The fundamental strength of our brand and quality of our crew demonstrates we have the necessary tools to help us achieve solid sales and operating profit growth in the future."

                                     -MORE-
                                       -3-


BAHAMA BREEZE has opened three restaurants this fiscal year and two more restaurants, located in Cleveland and Seattle, are scheduled to open during the fourth quarter.

SMOKEY BONES opened seven new restaurants during the quarter. In addition, two more restaurants have opened since the end of the quarter, one in Boca Raton and the other in Indianapolis. Year-to-date, Smokey Bones has opened 17 new restaurants. In fiscal year 2003, at least 20 restaurants are expected to open, more than doubling the number open at the end of fiscal 2002.


Other Actions

The Board of Directors also today declared a regular semi-annual cash dividend of 4 cents per share on the Company's outstanding common stock. The dividend is payable on May 1, 2003 to shareholders of record at the close of business on April 10, 2003.

Darden continued its buyback of common stock, purchasing 1.7 million shares in the third quarter. Cumulatively, since the initial authorization of its repurchase program in December 1995, the Company has repurchased 92.7 million shares, and it has approximately 22.7 million shares remaining under current authorizations.

After the end of the third quarter, Darden opened a new test restaurant in Orlando called Seasons 52(SM). It is a casually sophisticated fresh grill and wine bar with seasonally inspired menus offering the freshest ingredients to create great tasting, nutritionally balanced entrees that are lower in calories than comparable restaurant meals.


February 2003 Same-Restaurant Sales Results

Darden also reported same-restaurant sales for the four-week February fiscal month ended February 23, 2003. This period is the last month of the Company's fiscal 2003 third quarter. February's sales and traffic at both Olive Garden and Red Lobster were affected adversely by approximately 2.5 percentage points as a result of more severe weather than last year across much of the nation.

Same-restaurant sales at Olive Garden were up 1% for the month, reflecting a 3% to 4% increase in check average and a 2% to 3% decline in guest traffic. The check average increase was a result of a 2% to 3% increase in pricing and a 0% to 1% increase from menu mix changes. Same-restaurant sales at Olive Garden during February last year increased 6% to 7%.

Same-restaurant sales at Olive Garden were up 1% for the month, reflecting a 3% to 4% increase in check average and a 2% to 3% decline in guest traffic. The check average increase was a result of a 2% to 3% increase in pricing and a 0% to 1% increase from menu mix changes. Same-restaurant sales at Olive Garden during February last year increased 6% to 7%.


                                     -MORE-

Same-restaurant sales at Red Lobster were down 2% to 3% for the month, reflecting a 4% increase in check average and a 6% to 7% decline in guest traffic. The check average increase was a result of a 1% to 2% increase in pricing and a 2% to 3% increase from menu mix changes. Same-restaurant sales at Red Lobster during February last year increased 12% to 13%.

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,250 Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurants with annual sales of $4.4 billion.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.



                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

         2/23/03                                                         2/24/02
         -------                                                         -------
             641               Red Lobster USA                               631
              31               Red Lobster Canada                             32
            ----                                                            ----
             672               Total Red Lobster                             663

             510               Olive Garden USA                              482
               6               Olive Garden Canada                             6
           -----                                                           -----
             516               Total Olive Garden                            488

              32               Bahama Breeze                                  26

              34               Smokey Bones                                   16
            ----                                                           -----

           1,254               Total Restaurants                           1,193


                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                   THIRD QUARTER FY 2003 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)
                                   (Unaudited)


                                                            13 Weeks Ended                     39 Weeks Ended

                                                       2/23/2003      2/24/2002             2/23/2003     2/24/2002
                                                       ---------      ---------             ---------     ---------
Sales                                                   $1,181.4       $1,124.5              $3,427.5      $3,205.0

Net Earnings (1)                                           $61.8          $66.2                $171.2        $164.8

Net Earnings per Share (1):
  Basic                                                    $0.36          $0.38                 $1.00         $0.94
  Diluted                                                  $0.35          $0.36                 $0.96         $0.90

Average Number of Common Shares
Outstanding:
  Basic                                                    170.7          175.0                 171.1         175.4
  Diluted                                                  177.5          184.4                 178.7         183.8

Note:
(1) Earnings before restructuring credit were as follows:

Earnings before Restructuring Credit                       $61.8          $66.2                $171.2        $163.4

Earnings per Share before Restructuring Credit:
   Basic                                                   $0.36          $0.38                 $1.00         $0.93
   Diluted                                                 $0.35          $0.36                 $0.96         $0.89

                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In Thousands, Except per Share Data)
                                   (Unaudited)

                                                             13 Weeks Ended                    39 Weeks Ended

                                                       2/23/2003      2/24/2002             2/23/2003     2/24/2002
                                                       ---------      ---------             ---------     ---------
Sales                                                 $1,181,383     $1,124,472            $3,427,479    $3,204,962
Costs and Expenses:
  Cost of sales:
     Food and beverage                                   364,328        350,310             1,060,518     1,015,204
     Restaurant labor                                    375,320        358,327             1,098,456     1,020,134
     Restaurant expenses                                 180,674        157,596               519,140       459,942
       Total Cost of Sales                               920,322        866,233             2,678,114     2,495,280
  Selling, general and administrative                    108,935        104,482               319,818       308,535
  Depreciation and amortization                           48,132         41,865               139,203       122,436
  Interest, net                                           10,669          9,116                31,651        26,372
  Restructuring credit and asset impairment (1)               --             --                   143        -2,269
           Total Costs and Expenses                    1,088,058      1,021,696             3,168,929     2,950,354
Earnings before Income Taxes                              93,325        102,776               258,550       254,608
Income Taxes                                             -31,539        -36,556               -87,400       -89,769
Net Earnings                                             $61,786        $66,220              $171,150      $164,839

Net Earnings per Share:
  Basic                                                    $0.36          $0.38                 $1.00         $0.94
  Diluted                                                  $0.35          $0.36                 $0.96         $0.90

Average Number of Common Shares Outstanding:
  Basic                                                  170,700        175,000               171,100       175,400
  Diluted                                                177,500        184,400               178,700       183,800

Note:
(1) Earnings before restructuring credit were as follows:
                                                             13 Weeks Ended                    39 Weeks Ended

                                                       2/23/2003      2/24/2002             2/23/2003     2/24/2002
                                                       ---------      ---------             ---------     ---------
Pretax Earnings before Restructuring Credit              $93,325       $102,776              $258,550      $252,339
Income Taxes                                             -31,539        -36,556               -87,400       -88,894

Earnings before Restructuring Credit                     $61,786        $66,220              $171,150      $163,445

Earnings per Share before Restructuring Credit:
  Basic                                                    $0.36          $0.38                 $1.00         $0.93
  Diluted                                                  $0.35          $0.36                 $0.96         $0.89

                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)
                                   (Unaudited)

                                                                          2/23/2003            05/26/2002
ASSETS
Current Assets:
   Cash and cash equivalents                                               $124,678              $152,875
   Short-term investments                                                        --                 9,904
   Receivables                                                               29,828                29,089
   Inventories                                                              213,856               172,413
   Assets held for disposal                                                   9,613                10,047
   Prepaid expenses and other current assets                                 17,013                23,076
   Deferred income taxes                                                     49,874                52,127
       Total Current Assets                                                $444,862              $449,531
Land, Buildings and Equipment                                             2,101,089             1,920,768
Other Assets                                                                172,401               159,437
       Total Assets                                                      $2,718,352            $2,529,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                        $189,223              $160,064
   Accrued payroll                                                           80,729                87,936
   Accrued income taxes                                                      60,764                68,504
   Other accrued taxes                                                       32,481                30,474
   Other current liabilities                                                302,806               254,036
       Total Current Liabilities                                           $666,003              $601,014
Long-term Debt                                                              658,648               662,506
Deferred Income Taxes                                                       135,542               117,709
Other Liabilities                                                            19,528                19,630
       Total Liabilities                                                 $1,479,721            $1,400,859

Stockholders' Equity:
   Common stock and surplus                                              $1,520,999            $1,474,054
   Retained earnings                                                        925,039               760,684
   Treasury stock                                                        -1,148,677            -1,044,915
   Accumulated other comprehensive income                                   -12,578               -12,841
   Unearned compensation                                                    -44,568               -46,108
   Officer notes receivable                                                  -1,584                -1,997
       Total Stockholders' Equity                                        $1,238,631            $1,128,877
             Total Liabilities and Stockholders' Equity                  $2,718,352            $2,529,736



                                     -END-